Exhibit 99.1

C3J Therapeutics and AmpliPhi Biosciences Announce Successful Completion of Merger and Formation of Bacteriophage Company Armata Pharmaceuticals, Inc.

Shares of the combined company to commence trading on the NYSE American exchange under the new symbol “ARMP” on May 10, 2019

Completed $10 million concurrent financing

Ongoing collaboration with Merck to develop proprietary synthetic phage candidates

MARINA DEL REY, Calif., May 9, 2019 /PRNewswire/ -- Armata Pharmaceuticals, Inc. (NYSE American: ARMP) (“Armata”), a clinical-stage biotechnology company focused on precisely targeted bacteriophage therapeutics for antibiotic-resistant infections, today announced that the previously-announced merger between C3J Therapeutics, Inc. (“C3J”) and AmpliPhi Biosciences Corporation (NYSE American: APHB) (“AmpliPhi”) has closed. The new combined company, known as Armata Pharmaceuticals, Inc., will focus on the development and advancement of phage-based therapeutic candidates to treat antibiotic-resistant infections. Armata will trade on the NYSE American stock exchange under the symbol “ARMP.”

“We are pleased to have consummated this merger between C3J and AmpliPhi combining each company’s complimentary and unique strengths and, we believe, creating an undisputed leader in the development of bacteriophage therapeutics to combat the increasingly urgent crisis of antibiotic resistance,” stated Todd R. Patrick, Chief Executive Officer of Armata. “With a Phase 1b/2-ready lead asset, an extensive synthetic phage library, and world-class, phage-specific GMP manufacturing facilities that can efficiently advance new candidates into the clinic, we bring a unique set of capabilities that clearly set us apart. Further, we believe we have the leadership team and financial resources in place to advance our novel pipeline of natural and synthetic phage-based candidates through meaningful and potentially value-creating milestones. With the merger now completed, we are working diligently toward that goal.”

Armata’s innovative pipeline of bacteriophage therapeutic candidates includes:

•	AP-SA01 phase 1b/2 - ready Staphylococcus aureus natural phage product candidate

•	IND filing planned for 2019

•	Pseudomonas aeruginosa phage product candidates

•	Pneumonia and cystic fibrosis natural phage product candidates identified; engineering started
•	Planned entry into the clinic in 2020 with a phase 1b first-in-human study of synthetic phage targeting one indication

•	Proprietary synthetic phage candidates being developed with Merck, known as MSD outside of the United States and Canada, designed to target an undisclosed infectious disease agent

Concurrent with the closing of the merger, an investor syndicate comprised of certain existing C3J shareholders invested $10 million into Armata, bringing the Company’s cash balance to approximately $16 million. The financing proceeds, together with cash on hand, will be used to advance the combined company’s preclinical and clinical programs and for other corporate and general purposes.

The securities issued in the merger and sold in the concurrent financing have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from such registration requirements.  Armata has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the above-mentioned securities.

In connection with the closing of the merger, AmpliPhi completed a one-for-fourteen reverse stock split. As a result of the reverse stock split, every fourteen shares of AmpliPhi common stock outstanding immediately prior to the merger were combined and reclassified into one share of AmpliPhi common stock.

As a result of the closing of the merger and the concurrent financing, the C3J shareholders, after taking into account the issuance of shares in the financing, now own approximately 76%, and AmpliPhi’s current shareholders now own approximately 24%, of Armata’s common stock.

LifeSci Capital acted as the exclusive financial advisor to C3J and Thompson Hine LLP served as legal counsel.  Ladenburg Thalmann & Co. Inc. acted as exclusive financial advisor to AmpliPhi and Cooley LLP acted as legal counsel.

For more information: www.armatapharma.com

About Phage Therapeutics

Phage therapeutics are uniquely positioned to address the threat of antibiotic-resistance as they can be precisely targeted to kill select bacteria, have a differentiated mechanism of action, can penetrate and disrupt biofilms (a common bacterial defense mechanism against antibiotics), are potentially synergistic with antibiotics and have been shown to restore antibiotic sensitivity to drug-resistant bacteria.

About Armata Pharmaceuticals, Inc.

Armata is a clinical-stage biotechnology company focused on the development of precisely targeted bacteriophage therapeutics for antibiotic-resistant infections using its proprietary bacteriophage-based technology. Armata’s lead product candidate, AP-SA01, targets Staphylococcus aureus including multidrug-resistant strains. The Company is also developing and advancing a broad pipeline of synthetic phage candidates, including a synthetic phage for Pseudomonas aeruginosa, leveraging its proprietary phage-specific GMP manufacturing capabilities.

Forward Looking Statements – This communication contains “forward-looking” statements, including, without limitation, statements related to the anticipated benefits of the transactions contemplated by the merger agreement and related transactions, the anticipated benefits of the sale of $10 million of Armata’s common stock to certain shareholders of Armata immediately following the closing of the merger, and statements related to the anticipated filing of the IND for AP-SA01 later in 2019 and the planned entry into the clinic for the synthetic Pseudomonas phage candidate. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon Armata’s current expectations. Forward-looking statements involve risks and uncertainties. Armata’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to Armata’s ability to successfully integrate the operations of AmpliPhi and C3J and achieve the potential benefits of the merger; Armata’s ability to advance its preclinical and clinical programs and the uncertain and time-consuming regulatory approval process. Additional risks and uncertainties relating to Armata and its business can be found under the caption “Risk Factors” and elsewhere in Armata’s filings and reports with the SEC, including in Armata’s Annual Report on Form 10-K, filed with the SEC on March 25, 2019, and Armata’s subsequent filings with the SEC. Armata expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Armata’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Media Contacts:

At the Company:
Steve Martin
Armata Pharmaceuticals, Inc.
ir@armatapharma.com
(858) 800-2492

Investor Relations:
Joyce Allaire
LifeSci Advisors, LLC
jallaire@lifesciadvisors.com
212-915-2569